UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Reliv International, Inc.

(Name of Registrant as Specified in its Charter)

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RELIV’ INTERNATIONAL, INC.
136 Chesterfield Industrial Boulevard
Chesterfield, Missouri  63005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO
BE HELD ON MAY 20, 2010

To:          Stockholders of Reliv’ International, Inc.

The Annual Meeting of the Stockholders of Reliv’ International, Inc. will be held at Reliv’ International, Inc., Corporate Headquarters, 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005, on Thursday, May 20, 2010, at 9:00 a.m., Central Daylight Savings Time, for the following purposes:

1.	To elect 9 directors to hold office during the year following the Annual Meeting or until their successors are elected (Item No. 1 on proxy card);

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2010 (Item No. 2 on proxy card); and

3.	To transact such other business as may properly come before the meeting.

The close of business on March 18, 2010, has been fixed as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

April 9, 2010

/s/ Stephen M. Merrick
Stephen M. Merrick, Secretary

YOUR VOTE IS IMPORTANT

It is important that as many shares as possible be represented at the Annual Meeting.  Please read this Proxy Statement and submit your Proxy via the Internet, or if you received a paper copy of your proxy materials, by using the toll-free telephone number provided or by completing, signing, dating and returning your Proxy in the pre-addressed envelope provided.  Your Proxy may be revoked by you at any time before it has been voted.

RELIV’ INTERNATIONAL, INC.
136 Chesterfield Industrial Boulevard
Chesterfield, Missouri 63005

PROXY STATEMENT

Information Concerning the Solicitation

The Board of Directors of Reliv’ International, Inc. (the “Company”) is furnishing this Proxy Statement for the solicitation of proxies from holders of the outstanding common stock of the Company to be used at the 2010 annual stockholders meeting (the “Annual Meeting”) of the Company which will be held on Thursday, May 20, 2010 at 9:00 a.m., Central Daylight Savings Time.  The Company has elected to provide access to these proxy materials over the Internet in accordance with rules adopted by the Securities and Exchange Commission.  On April 9, 2010 we mailed a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners.  The Notice instructs you on how you may access the proxy materials on the Internet.  It also instructs you on how you may vote your proxy.  If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting printed materials included in the Notice.

The cost of preparing, assembling and furnishing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company.  The Company does not intend to solicit proxies otherwise than pursuant to the Notice and, where requested, mailing of proxy materials, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

Your vote is very important.  Whether or not you plan to attend our Annual Meeting, please take the time to vote either by the Internet or, if you requested a paper copy of the proxy materials, by telephone using the instructions on the proxy card or by completing and mailing the proxy card enclosed with the proxy materials as soon as possible.  If you elect to vote using the proxy card in the proxy materials you requested be mailed to you, you must sign, date and mail it and indicate how you want to vote.  If you do not so indicate, your proxy will be voted as recommended by the Board of Directors.

Quorum and Voting

Only stockholders of record at the close of business on March 18, 2010 are entitled to vote at the Annual Meeting.  On that day, there were 12,380,187 shares of common stock outstanding.  Each share has one vote.  Stockholders do not have cumulative voting rights in the election of directors.  A simple majority of the outstanding shares is required to be present in person or by proxy at the meeting for there to be a quorum for purposes of proceeding with the Annual Meeting.  A simple majority of the shares present in person or by proxy at the Annual Meeting, at which a quorum is present, is required to elect directors and approve the appointment of the Company’s independent registered public accounting firm.  Abstentions and withheld votes have the effect of votes against these matters.  Broker non-votes (shares held of record by a broker for which a proxy is not given) will be counted for purposes of determining shares outstanding for purposes of a quorum, but will not be counted as present for purposes of determining the vote on any matter considered at the meeting.

If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications.  If a stockholder fails to so specify with respect to such proposals, the proxy will be voted “FOR” the nominees for directors contained in these proxy materials and “FOR” the appointment of the Company’s independent registered public accounting firm. A stockholder submitting a proxy prior to the Annual Meeting has the power to revoke it at any time before the shares subject to it are voted by (i) sending a written statement to that effect to the Secretary of the Company, (ii) submitting a valid proxy having a later date, or (iii) voting in person at the Annual Meeting.

Discretionary Voting Power

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting.  On matters which may be raised at the Annual Meeting that are not covered by this Proxy Statement, the persons named in the proxy will have full discretionary authority to vote.  If any nominee for election as a director becomes unable to accept nomination or election, which we do not anticipate, the persons named in the proxy will vote for the election of another person recommended by the Board of Directors.

BENEFICIAL OWNERSHIP OF SHARES BY MANAGEMENT AND
SIGNIFICANT STOCKHOLDERS

The following table provides information concerning the beneficial ownership of the Company’s common stock by each director and nominee for director, certain executive officers, all of the Company’s directors and officers as a group, and the beneficial owners known to the Company to hold more than five percent of the Company’s outstanding common stock as of March 18, 2010.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (“SEC”) governing the determination of beneficial ownership of securities.  Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security.  A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after March 18, 2010.  Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.  Percentage of class is based on 12,380,187 shares of common stock outstanding as of March 18, 2010.

Name of beneficial owner(1)	Amount and nature of beneficial ownership	Percent of class

Robert L. Montgomery(2)	3,597,506	28.66%

Carl W. Hastings(3)	627,614	5.06%

Stephen M. Merrick(4)	496,297	3.99%

Donald L. McCain(5)	370,557	2.98%

John B. Akin(6)	12,500	*

Robert M. Henry(7)	12,250	*

Denis St. John(8)	33,009	*

Michael D. Smith(9)	4,750	*

John M. Klimek	0	*

R. Scott Montgomery(10)	123,177	*

All Directors, nominees and Executive Officers as a Group (10 persons)(11)	5,277,660	41.33%

(footnotes on following page)

______________________

*  less than one percent

(1)
Unless otherwise indicated below, the person named in the table has sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.  Unless otherwise indicated, the address for each person is c/o Reliv’ International, Inc., 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005.

(2)
Includes 172,500 shares subject to options exercisable within 60 days after March 18, 2010, 1,938,965 shares held through the Montgomery Family Limited Partnership, 477,141 shares held through Montgomery Enterprises, Ltd., for which Mr. Montgomery has sole voting and investment power, and 125,920 shares held by Mr. Montgomery’s spouse.

(3)	Includes 23,375 shares subject to options exercisable within 60 days after March 18, 2010.

(4)	Includes 52,750 shares subject to options exercisable within 60 days after March 18, 2010. Includes 443,547 shares held in the name of The Merrick Company LLC.

(5)	Includes 52,000 shares subject to options exercisable within 60 days after March 18, 2010.

(6)	Includes 11,250 shares subject to options exercisable within 60 days after March 18, 2010.

(7)	Includes 11,250 shares subject to options exercisable within 60 days after March 18, 2010.

(8)	Includes 12,000 shares subject to options exercisable within 60 days after March 18, 2010 and 2,500 shares held in the name of Mr. St. John’s spouse.

(9)	Includes 1,250 shares subject to options exercisable within 60 days after March 18, 2010.

(10)	Includes 53,375 shares subject to options exercisable within 60 days after March 18, 2010.

(11)	Includes 389,750 shares subject to options exercisable within 60 days after March 18, 2010.

PROPOSAL ONE - ELECTION OF DIRECTORS

Nine directors will be elected at the Annual Meeting to serve for terms of one year expiring on the date of the Annual Meeting in 2011.  Each director elected will continue in office until a successor has been elected.  If a nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named in the proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF ALL OF THE NOMINEES.

Information Concerning Nominees

The following is information concerning nominees for election to the Board of Directors.  Each of the following nominees, other than Mr. Klimek, is presently a member of the Board of Directors.

Robert L. Montgomery, age 68, is the Chairman of the Board, President and Chief Executive Officer. Mr. Montgomery became Chairman of the Board of Directors and Chief Executive Officer on February 15, 1985, and President on July 1, 1985. Mr. Montgomery has been a director of the Company since 1985. Mr. Montgomery is also the President and a director of Reliv’, Inc. and President and a director of Reliv’ World Corporation, both wholly owned subsidiaries of the Company. Mr. Montgomery received a B.A. degree in Economics from the University of Missouri in Kansas City, Missouri in 1965. Mr. Montgomery is the father of R. Scott Montgomery, the Company’s Executive Vice President and Chief Operating Officer, and Ryan A. Montgomery, the Company’s Executive Vice President, Worldwide Sales.

Stephen M. Merrick, age 68, has been the Senior Vice President, Secretary, General Counsel and a member of the Board of Directors since July 20, 1989. Mr. Merrick is Of Counsel to Vanasco Genelly & Miller, which has served as counsel to the Company with respect to certain matters, and has been engaged in the practice of law for over 40 years.  Mr. Merrick is a principal of the law firm of Merrick & Associates, P.C., which served as counsel to the Company with respect to certain matters.  Mr. Merrick has represented the Company since the Company’s founding. Mr. Merrick received a Juris Doctor degree from Northwestern University School of Law in 1966.  He is also an officer and director of CTI Industries Corporation (NASDAQ: CTIB).

Carl W. Hastings, age 68, was appointed Vice Chairman and Chief Scientific Officer in April 2007.  Prior to his appointment in April 2007, he served as Vice President of the Company since July 1, 1992. Dr. Hastings has been employed by the Company since April 1991. Dr. Hastings was re-elected to the Board of Directors in May 2005 and formerly served as a member of the Board of Directors from February 1990 until May 2004. Dr. Hastings holds B.S. and M.S. degrees and a Ph.D. degree in Food Science from the University of Illinois. For more than the past 30 years, Dr. Hastings has been engaged in a variety of employment and consulting capacities as a food scientist. Dr. Hastings is the father of Steven G. Hastings, the Company’s Senior Vice President, North American Sales and Brett M. Hastings, Vice President - Legal.

Donald L. McCain, age 66, has been a member of the Board of Directors since July 20, 1989. Mr. McCain is the Corporate Secretary and co-owner of The Baughan Group Inc., a supplier and manufacturer of mining equipment and supplies with offices, plants and distribution centers in the Midwest and Eastern United States and has been associated with that company for more than ten years. He is also a part owner of Baughan PTY, Ltd., a South African-based company which manufactures industrial chain and rail car axles for worldwide distribution. Mr. McCain is the father of Ronald McCain, Vice President – Sales Development who is also the son-in-law of Robert L. Montgomery, the Chairman, President and Chief Executive Officer.

John B. Akin, age 81, has been a member of the Board of Directors since June 1986. Mr. Akin retired as Vice President, A.G. Edwards & Sons and resident manager of the Decatur, Illinois branch office in 1995. Mr. Akin had been associated with A.G. Edwards & Sons as a stock broker, manager and officer since April 1973. Mr. Akin holds a B.A. degree from the University of Northern Iowa, Cedar Falls, Iowa.

Robert M. Henry, age 63, has been a member of the Board of Directors since May 2004. Mr. Henry is a private investor and business consultant. From December 2004 to 2008, Mr. Henry served as Chairman and Chief Executive Officer of Arbonne International, Inc., a personal care products company. From 2000 to 2003, he served as Chief Executive Officer and board member for Mannatech, Incorporated, a public multi-level marketing company that sells dietary supplements, wellness and weight-management products to independent distributors.  He received a B.S. degree in Accounting from Hunter College in New York and a J.D. from Brooklyn Law School. Mr. Henry has been a member of the New York State Bar since 1975 and also served on the Direct Selling Association Board of Directors from 2002 to 2008.

Denis St. John, age 66, has been a member of the Board of Directors since May 2004.  Mr. St. John is the chairman of Real Estate Development Strategies, LLC.  Until his retirement on October 31, 2007, Mr. St. John was a principal with Larson Allen, a regional public accounting firm, in the Health Care Group. For 42 years, Mr. St. John was associated with various accounting firms working primarily in the financing and tax area, serving mid-size, closely held companies. Mr. St. John graduated from the University of Missouri with a Bachelor of Science in Business Administration with a major in Accounting.  Mr. St. John is Certified Public Accountant and a member of the Missouri Society of CPAs and the American Institute of CPAs.

Michael D. Smith, age 64, has been a member of the Board of Directors since August 2006.  Mr. Smith served as Senior Vice President of Major Initiatives of Stampin' Up!, Inc. from July 2006 to April 2009.  Prior to that time, Mr. Smith was employed by NuSkin Enterprises, Inc. for 17 years in various position including General Counsel and Director of Legal Affairs, Regional Vice President and Vice President of Global Industry and Government Relations.   Mr. Smith is a retired Colonel in the U.S. Army (JAG Corps), with 26 years of active and reserve service, and he holds a Juris Doctorate Degree from the University of Utah (1973).

John M. Klimek, age 51.  From August 2004 to the present, Mr. Klimek has been employed as a Managing Director, Legal and Chief Compliance Officer of HFR Asset Management, LLC, Chicago, Illinois, a hedge fund manager.  From December 1999 to August 2004, Mr. Klimek was a partner of Merrick & Klimek, LLP, Chicago, Illinois.  Mr. Klimek has been a practicing attorney in Illinois since 1984.  He holds a B.S. in Accountancy from the University of Illinois and Juris Doctor Degree from the University of Illinois School of Law.

Executive Officers Other Than Nominees

R. Scott Montgomery, age 40, was appointed Executive Vice President and Chief Operating Officer in April 2007.  Mr. Montgomery joined the Company in 1993 and previously served as Senior Vice President – Worldwide Operations from 2004 to 2007 and Vice President of International Operations from 2001 to 2004. Mr. Montgomery graduated from Southwest Missouri State University with a B.S. degree in Finance and Investments.

Ryan A. Montgomery, age 36, was appointed Executive Vice President, Worldwide Sales in April 2007.  Previously, he was Vice President, Sales from 2004 to 2007. Mr. Montgomery served as corporate counsel from September 1999 to October 2004. Mr. Montgomery received his B.A. degree in Economics from Vanderbilt University in 1995 and graduated from Saint Louis University Law School in 1999.

Steven D. Albright, age 48, has been Senior Vice President and Chief Financial Officer since March 2005. Mr. Albright was the Vice President, Finance/Controller from 2002 to 2005 and was the Controller since 1992. Prior to his employment with the Company, Mr. Albright was employed from 1987 to 1992 as Assistant Controller for Kangaroos USA, Inc., an athletic shoe importer and distributor. For the period from 1983 to 1987, he was employed by the public accounting firm of Ernst & Young LLP. Mr. Albright received a B.S. degree in Accountancy from the University of Illinois at Urbana-Champaign in May 1983 and is a CPA.

Steven G. Hastings, age 44, was appointed Senior Vice President, North American Sales in April 2007.  He served as Vice President, Sales from 2004 to 2007. Mr. Hastings was the Vice President of International Marketing from 2002 to 2004 and the Director of International Marketing from 1996 to 2002. Mr. Hastings started with the Company in January 1993 as Director of Marketing. Mr. Hastings graduated from the University of Illinois in 1987 with a Marketing degree and obtained his Masters in Business from Butler University in Indianapolis in 1995.

Kurt C. Wulff, age 45, was appointed Vice President, Marketing in 2005 and has been employed by the Company in marketing positions since 1999.  Previously, Mr. Wulff had over 10 years of sales and marketing positions in a variety of industries.  He graduated in 1986 from the University of Missouri-Columbia with a B.S. Degree in Journalism.

Brett M. Hastings, age 36, was appointed Vice President, Legal in August 2007.  He has been employed by the Company since February 2005 and previously served as Associate General Counsel.  Prior to his employment by the Company, Mr. Hastings was employed as a senior associate with the law firm of Doster Ullom, LLC from 2003 to 2005 and as an associate with Thompson Coburn, LLP from 1998 to 2005. Mr. Hastings graduated from Ohio Northern University in 1995 with a B.S.B.A and received a Juris Doctor degree from the University of Illinois School of Law in 1998.

Ronald W. McCain, age 44, was named Vice President, Sales Development in August 2007.  He has been employed by the Company in various sales, marketing and customer service capacities since 1996.

Joseph J. Wojcik, age 46, was appointed as Vice President, International on September 1, 2008.  Prior to his employment with the Company, he was a principal and founder of Endurance Business Solutions, a professional consulting firm advising companies on strategic entry into foreign markets, and, for a period of 11 years, was employed in various executive management positions at Herbalife International.

Barry A. Murov, age 57, Vice President, Corporate Communications.  Mr. Murov has been employed by the Company since June 2006.  Previously, he was Senior Group Director of Communications for Anheuser-Busch and Senior Vice President of Fleishman-Hillard, Inc.  He earned a B.S. in Journalism with Honors from the University of Colorado, and an M.A. in Journalism from the University of Missouri.

Debra P. Hellweg, age 38, was appointed Vice President, Operations in June 2008.  She has been employed by the Company since 2004 and served as Director of Internal Audit from 2004 to 2008.   Prior to her employment with the Company, Ms. Hellweg was a Manager with Deloitte & Touche LLP and Vice President & Auditor of Southwest Bank of St. Louis.  Ms. Hellweg has a B.S.B.A. degree in Accounting from the University of Missouri and an MBA from Webster University and is a CIA.

CORPORATE GOVERNANCE AND
THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the General Corporation Law of the State of Delaware and the Company’s Articles of Incorporation and Bylaws, as amended. Members of the Board are kept informed of the Company’s business through discussions with the Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

During 2009, the Board of Directors had eight members. The Board met five times during 2009.  During 2009, no director attended less than 75% of the combined Board of Directors and Committee meetings.  The Board has determined that Messrs. Akin, Henry, Klimek, St. John and Smith are independent based on the application of the rules and standards of the NASDAQ Stock Market.

Board Leadership Structure

As is often common practice among public companies of our size in the United States, our Board of Directors has appointed the Company’s Chief Executive Officer to serve as Chairman of the Board. In his position as Chief Executive Officer, Mr. Montgomery is responsible for the direction and leadership of the Company and oversees the development and execution of the Company’s strategic plans. In his role as Chairman of the Board, he presides over the meetings of the Board of Directors and communicates the decisions and directives of the Board to management. The Board of Directors believes that the combination of these two roles provides the most efficient and effective leadership model for the Company by enhancing the Chairman and Chief Executive Officer’s ability to provide perspective and direction with regard to business strategies and plans to both the Board and management, allowing for unified leadership and focus.

Notwithstanding the Board’s decision to appoint the Chief Executive Officer as Chairman of the Board of Directors, the Company has no bylaw or policy in place that mandates that the Chief Executive Officer serve as the Chairman of the Board.  Our Board of Directors recognizes that depending on the circumstances, other leadership models, such as a separate independent Chairman of the Board, might be appropriate. Accordingly, the Board of Directors periodically evaluates its leadership structure.

The Board of Directors has not appointed a lead independent director at this time.  The Board intends to evaluate whether appointing a lead independent director facilitates the ability of the Company’s independent directors to carry out their duties.  The independent directors of the Board do attend regularly scheduled executive sessions at which only independent directors are present and at which the independent directors are free to discuss any aspect of the Company’s business and risk management without the influence of interested directors or management.  In addition, all members of the Company’s Audit, Nominating and Compensating committees have been determined by the Board of Directors to be independent based on the application of the rules and standards of the NASDAQ Stock Market.

Board Role in Risk Oversight

The Board of Directors plays an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee oversees management of financial risks through regular meetings with the Company’s independent registered public accounting firm and the Company’s Chief Financial Officer and Manager of Internal Audit. The Company’s Compensation Committee evaluates and addresses risks relating to executive compensation, our incentive compensation plans and other compensatory arrangements. The Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire Board of Directors is regularly informed through committee reports and management presentations to the full Board about these and other operational risks.

Committees of the Board of Directors

The Board of Directors has standing Executive, Compensation, Nominating, Audit, Management and Sales and Marketing and International Committees.

The Executive Committee acts on various matters between meetings of the Board of Directors.  The Executive Committee consists of Messrs. Montgomery, Merrick, Hastings and McCain.  The Executive Committee met three times during 2009.

The Management/Sales and Marketing Committee reviews the Company’s operations and policies on a regular basis.  The Management Committee is composed of four members of the Board of Directors, including Messrs. Montgomery, Hastings, McCain and Merrick, as well as several other members of management.  The Management/Sales and Marketing Committee met ten times during 2009.

During 2008, the Company established an International Committee to review and advise with respect to the international operations of the Company.  The International Committee consists of Messrs. Henry, Smith and Merrick and includes several members of management.  The International Committee met five times in 2009.

Audit Committee

Since 2000, the Company has had a standing Audit Committee, which is presently composed of Messrs. St. John, Henry and Smith.  Mr. St. John has been designated and is the Company’s “Audit Committee Financial Expert” pursuant to Item 401 of Regulation S-K of the Securities Exchange Act of 1934.   The Audit Committee held seven meetings during fiscal year 2009, including quarterly meetings with management, the Company’s Vice President, Operations, the Manager of Internal Audit and the independent registered public accounting firm to discuss the Company’s financial statements and control systems.  Mr. St. John and each appointed member of the Committee satisfies the definition of “independent” as that term is defined in the rules governing companies whose stock is traded on the NASDAQ Stock Market.  The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee Charter has been posted and can be viewed on the Company’s Internet website at http://www.reliv.com under the section entitled “Investor Relations.” In addition, the Audit Committee has adopted a complaint monitoring procedure to enable confidential and anonymous reporting to the Audit Committee of concerns regarding, among other things, questionable accounting or auditing matters.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and internal controls.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s application of accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including but not limited to those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380, as amended).  In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and the Company including the matters in the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit of the Company’s financial statements and the effectiveness of internal controls over financial reporting.  The Audit Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.  The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Denis St. John, Audit Committee Chair
Robert M. Henry, Member
Michael Smith, Member

Nominating Committee

In May 2004, the Company established a Nominating Committee.  The Nominating Committee consists of two directors, Messrs. Akin and St. John.  The Nominating Committee does not have a charter.  The Board of Directors has determined that each of the members of the Nominating Committee is independent as defined in the listing standards for the NASDAQ Stock Market.

The Nominating Committee has not adopted a formal policy with regard to consideration of director candidates recommended by security holders.  The Company believes that continuing service of qualified incumbent members of the Board of Directors promotes stability and continuity at the Board level, contributes to the Board’s ability to work as a collective body and provides the benefit of familiarity and insight into the Company’s affairs.  Accordingly, the process of the Nominating Committee for identifying nominees reflects the Company’s practice of re-nominating incumbent directors who continue to satisfy the criteria for membership on the Board.  For vacancies which are anticipated on the Board of Directors, the Nominating Committee intends to seek out and evaluate potential candidates from a variety of sources that may include recommendations by security holders, members of management and the Board of Directors, consultants and others.  The minimum qualifications for potential candidates for the Board of Directors include demonstrated business experience, decision-making abilities, personal integrity and a good reputation.  While diversity is not a leading factor in the Nominating Committee’s evaluation of potential candidates and there is no formal policy for considering diversity when nominating a potential director, it is a consideration that is evaluated along with other qualifications of potential candidates.  In light of the foregoing, it is believed that a formal policy and procedure with regard to consideration of director candidates recommended by security holders is not necessary in order for the Nominating Committee to perform its duties.

The Nominating Committee met once in 2009.  All of the independent directors of the Board of Directors participated in the nominating process and, in separate session, voted in favor of recommending to the Board of Directors the nomination of each of the nominees for election as directors.  Mr. Klimek’s nomination to the Board of Directors of the Company was recommended by an executive officer other than the Chief Executive Officer.

Compensation Committee

The Compensation Committee consists of three directors: Messrs. St. John (Chairman), Smith and Akin.  The Board has determined that each of the members of the Compensation Committee is independent as defined in the listing standards for the NASDAQ Stock Market.  The Compensation Committee reviews and acts on the Company’s executive compensation and employee benefit and retirement plans, including their establishment, modification and administration.  It also determines the compensation of the Chief Executive Officer and certain other executive officers.  The Compensation Committee has a charter which has been posted and can be viewed on the Company’s Internet website at http://www.reliv.com under the section entitled “Investor Relations.”  The Compensation Committee met seven times in 2009.

EXECUTIVE COMPENSATION

The Company is a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Securities Exchange Act of 1934 and has elected to comply with certain of the requirements applicable to smaller reporting companies in connection with this proxy statement.

SUMMARY COMPENSATION TABLE

The following table sets forth the annual and long-term compensation for the fiscal years ended December 31, 2009 and 2008, respectively, of the Company’s Principal Executive Officer and each of the two other most highly compensated executive officers.  These individuals, including the Chief Executive Officer, are collectively referred to in this proxy statement as the Named Executive Officers.

				Non-Equity	All Other
			Option	Incentive Plan	Compensation
Name and Principal Position	Year	Salary	Awards (1)	Compensation (2)	(3, 4, 5, 6, 7, 8)	Total

Robert L. Montgomery	2009	$642,625	$42,842	$152,040	$81,898	$919,405
Chairman, Chief Executive	2008	$642,625	$42,842	$224,700	$85,347	$995,514
Officer and President

Carl W. Hastings	2009	$360,000	$18,073	$43,440	$40,691	$462,204
Vice Chairman, Chief Scientific	2008	$360,000	$13,736	$64,200	$38,926	$476,862
Officer

R. Scott Montgomery	2009	$195,000	$11,567	$52,400	$23,527	$282,494
Executive Vice President,	2008	$195,000	$11,567	$107,000	$16,237	$329,804
Chief Operating Officer

(footnotes on following page)

(1)
Reflects the compensation expense recognized in 2009 and 2008 for stock option awards under FASB ASC Topic 718 as reported in the Company’s audited financial statements.  Refer to Note 7 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating the compensation expense.

(2)	Amounts determined solely under the Company’s Incentive Compensation Plan.
(3)	Amounts for 2009 include matching 401(k) contributions as follows: Robert L. Montgomery, $5,500; Carl W. Hastings, $5,500; and R. Scott Montgomery, $4,125.
(4)	Amounts for 2009 include Company contributions to the Employee Stock Ownership Plan of $13,002 for each Named Executive Officer.
(5)	Amounts for 2009 include life insurance allowance paid for Robert L. Montgomery of $30,000; Carl W. Hastings of $12,589; and R. Scott Montgomery of $2,000.
(6)	Amounts for 2009 include value of automobile provided for Robert L. Montgomery of $15,760 and automobile allowance provided to Carl W. Hastings of $9,600.
(7)	Amounts for 2009 include a travel allowance paid to R. Scott Montgomery of $4,400.
(8)	All Other Compensation amount for Robert L. Montgomery includes country club dues of $9,652 and financial planning services of $7,984 paid in 2009.

Narrative Disclosure For Summary Compensation Table

Employment Agreements with Our Named Executive Officers

In June 2007, the Company entered into an Employment Agreement with Robert L. Montgomery replacing a prior agreement.  The agreement, as amended, is for a term of employment commencing on January 1, 2007 and expiring on December 31, 2009 with a provision for automatic one-year renewal terms, and provides for Mr. Montgomery to receive base annual compensation during the term of not less than $600,000.  Mr. Montgomery is also to participate in the Company’s annual incentive compensation and the Company’s long-term equity incentive compensation plans and such other compensation plans as the Company may from time to time have for executives.  In the event of Mr. Montgomery’s death during the term of the agreement, payments equal to the total compensation that would have been paid to Mr. Montgomery under the agreement, but for his death, will be made to his heirs for a period of six months.  The agreement also allows Mr. Montgomery the option to reduce his level of service to the Company by approximately one-half with a corresponding decrease in base annual compensation and a reduction of 25% of his incentive compensation.  Mr. Montgomery also has the option to terminate his active service and continue in a consulting capacity.  The term of the consulting period will be 15 years and Mr. Montgomery will receive approximately 30% of his prior average annual cash compensation over the five years immediately preceding the earlier of (1) his election to terminate his employment and continue to serve the Company as a consultant or (2) his election to continue his employment at a reduced rate of service and compensation.  The agreement includes the obligation of Mr. Montgomery to maintain the confidentiality of the Company’s confidential information and contains a covenant of Mr. Montgomery not to compete with the Company.  In addition, for a period of at least 20 years following the termination of the agreement, the Company has the right to continue its use of Mr. Montgomery’s name and likeness in consideration of a $10,000 annual fee paid to Mr. Montgomery or his heirs.

In July 2007, the Company entered into an Employment Agreement with Dr. Hastings replacing a prior agreement.  The term of employment under the agreement, as amended, is for a period commencing on July 1, 2006 and expiring on June 30, 2012, provided that, for the period from July 1, 2010 through June 30, 2012, Dr. Hastings shall be obligated to devote approximately one-half of his productive time (approximately 85 hours per month) to his duties for the Company.  During the period from July 1, 2006 to June 30, 2010, the Company is obligated to pay Dr. Hastings a basic salary at the rate of $30,000 per month and, for the period from July 1, 2010 to June 30, 2012, at the rate of $22,500 per month.  Dr. Hastings is also to participate in the Company’s annual incentive compensation and the Company’s long-term equity incentive compensation plans and such other compensation plans as the Company may from time to time have for executives.  Upon expiration of the term of employment, Dr. Hastings will be retained to provide consulting services to the Company for a term expiring on June 30, 2021.  During the consulting term, the Company will pay Dr. Hastings the sum of $12,000 per month, such amount to be adjusted periodically based upon changes in the National Consumer Price Index.  In the event of Dr. Hastings’ death during the term of the agreement, payments equal to the total compensation that would have been paid to Dr. Hastings under the agreement, but for his death, will be made to his heirs for a period of six months.  During the term of the agreement, and thereafter for a period of 20 years in consideration of the payment of $10,000 annually, the Company will be entitled to use the name and likeness of Dr. Hastings in connection with the Company’s promotional materials and activities.  The agreement also includes the obligation of Dr. Hastings to maintain the confidentiality of the Company’s confidential information and to hold any and all inventions made or conceived by him during the term of the agreement as the Company’s fiduciary and a covenant of Dr. Hastings not to compete with the Company.

In January 2008, the Company entered into an Employment Agreement with R. Scott Montgomery under which Mr. Montgomery was employed as an executive of the Company.  The agreement is for a term of one year with a provision for automatic one-year renewal terms, and provides for base annual compensation of $195,000.  Mr. Montgomery is also to participate in the Company’s annual incentive compensation plan and such other compensation plans as the Company may from time to time have for executives.  The agreement provides that, in the event of termination (other than termination for default or permanent mental or physical disability), Mr. Montgomery will receive a severance payment equal to $97,500, payable over a 12-month period.  The agreement includes the obligations of Mr. Montgomery to maintain the confidentiality of the Company’s confidential information and hold certain inventions for the Company in his fiduciary capacity, and contain a covenant not to solicit the Company’s distributors for a period of two years after the date of termination of the agreement.

Base Salaries

For 2009, there was no adjustment to the base salary of any of the Named Executive Officers.

Information Relating to Cash Incentives and Stock and Option Awards

Effective January 1, 2007, the Board of Directors, on the recommendation of the Compensation Committee, adopted an Incentive Compensation Plan providing for annual incentive compensation to be paid to executive and managerial employees of the Company.  Under the Plan, designated Named Executive Officers and a number of other executive officers and managers receive incentive compensation payments, determined on a quarterly and annual basis, which are based upon the income from operations of the Company for the period if the profits exceed a threshold amount of income from operations in the amount of $500,000.  The benefits under the Plan are divided into two Pools of compensation.  Pool I (representing the largest pool of incentive compensation) covers senior executive officers who participate in the pool of incentive compensation based upon a percentage allocation made by the Compensation Committee each year.  Pool II covers other executives and managers who are selected to participate in proportions determined by management.  The Compensation Committee believes such incentive compensation motivates participants to achieve strong profitability which is viewed as the most significant element of corporate performance, provides rewards for strong corporate performance and aligns the incentive with the interests of the stockholders.  Incentive compensation participation levels are generally determined during the first quarter of each fiscal year.

With respect to Pool I participants (other than the Chief Executive Officer whose participation is determined solely by the Compensation Committee and the Board of Directors), the Compensation Committee in consultation with the Chief Executive Officer and the Chief Operating Officer, determine the participants and their relative level of participation during the first quarter of the year.  In determining participation and the level of participation each year, the Compensation Committee considers the executive’s responsibilities and individual performance during the prior year.

Long-Term Equity Incentives

Prior to May 2009, long-term incentive awards were granted to executives under the 2003 Stock Option Plan approved by the stockholders in May 2003.  At the Company’s Annual Meeting of Stockholders held in May 2009, the Company’s 2009 Incentive Stock Plan was approved by the stockholders.  Upon approval by the stockholders of the 2009 Incentive Stock Plan, the Board provided that no further grants of option awards shall be made under the 2003 Stock Option Plan.  To date, there have been no grants of incentive awards under the 2009 Incentive Stock Plan.

Stock option grants are determined from time to time by the Compensation Committee in consultation with management.  The actual grant for each executive is determined taking into consideration (i) individual performance, (ii) corporate performance and (iii) prior grants to, or stock ownership of the Company by, the executive.  Generally, stock options are granted with an exercise price equal to or greater than the closing price of the Company’s common stock on the NASDAQ Global Select Market on the date of the grant.

In 2007, the Company adopted a policy concerning the grant of stock options pursuant to which, unless otherwise approved by the Board of Directors, the Compensation Committee will only approve the grant of stock options during a period of time that begins 3 business days after the earnings press release after the second quarter of each fiscal year and ends at the 8th business day after such second quarter earnings release.

During 2008, a grant of options to purchase 16,500 shares of common stock at the price of $5.28 per share (the closing price on the date of the grant) was made to Carl W. Hastings in consideration of his performance in the development of new and unique products for the Company.  The option term is for a period of five years.  The options vest at the rate of 25% of the option shares on each of August 28, 2010, August 28, 2011, August 28, 2012 and May 1, 2013 and expire on August 28, 2013.

We view participation by our executives in our Employee Stock Ownership Plan as a component of long-term compensation.  Shares purchased by the Plan, or contributed to the Plan, are allocated among participants based upon relative eligible compensation levels and subject to the vesting requirements of the Plan.

Retirement Benefits

The Company maintains a 401(k) employee savings plan in which all salaried employees are eligible to participate.  The Company also maintains an Employee Stock Ownership Plan, which was adopted by the Company on September 1, 2006.  Both plans are tax qualified retirement plans.

Under the 401(k) Plan, employees may contribute up to 15% of their eligible compensation to the Plan and the Company will contribute a matching amount to the Plan each year.   The federal statutory limit for eligible compensation in 2009 was $245,000.  Participating employees may direct the investment of individual and company contributions into one or more of the investment options offered by the Plan, provided that, for new contributions, employees may not invest more than 15% in common stock of the Company.  During 2009, the Company made matching contributions of 25% of the amount contributed by employees to the Plan, subject to statutory limits and top-heavy plan rules.  The Company’s contributions to the 401(k) plan totaled approximately $147,000 in 2009, which is allocated to participants subject to the vesting requirements of the Plan.

Under the ESOP, all employees of the Company are eligible to participate in the ESOP and interests in the ESOP are allocated to participants based on relative eligible compensation.  All contributions to the ESOP are made by the Company in the form of cash or stock and are discretionary. The maximum amount of contribution which the Company can make is 25% of the annual eligible compensation of employees after taking into account contributions to the 401(k) Plan.  During 2009, the Company contributed $465,000 to the ESOP.  Shares of stock purchased by, or contributed to the Plan, are allocated to participants subject to the vesting requirements of the Plan.

Other Benefits

The Company provides certain general employee benefits and health insurance plans of the type commonly offered by other employers.  These benefits form part of our compensation philosophy because the Company believes they are necessary in order to attract, motivate and retain talented executives.

Supplemental Executive Retirement Plan

The Company sponsored a Supplemental Executive Retirement Plan (SERP) that previously allowed certain executives to defer a portion of their annual salary and bonus into a grantor trust.  A grantor trust was established to hold the assets of the SERP.  The Company funded the grantor trust by paying the amount deferred by the participant into the trust at the time of deferral.  Investment earnings and losses accrue to the benefit or detriment of the participants.  The SERP also provided for a discretionary matching contribution by the Company not to exceed 100% of the participant’s annual contribution.  The participants fully vested in the deferred compensation three years from the date they entered the SERP.  The participants are not eligible to receive distributions under the SERP until retirement, death, or disability of the participant.

In 2006, the SERP was amended to provide, among other things, that no new participants may be designated and no new or additional salary deferrals may be made.  Accordingly, none of the named executive officers made a contribution to the SERP in 2009 and no Company additions or matches were provided.  Carl W. Hastings is the only current executive officer of the Company who is a participant in the SERP.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

The following table sets forth all outstanding equity awards to Named Executive Officers as of December 31, 2009.  All awards are in the common stock of the Company.

	Option Awards
	Number of Securities Underlying		Option	Option
	Unexercised Options (#)		Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date

Robert L. Montgomery	160,000	-	$7.92	1/5/2015	(1)
	12,500	37,500	9.74	8/7/2012	(2)

Carl W. Hastings	20,000	-	7.92	1/5/2015	(1)
	3,375	10,125	9.74	8/7/2012	(2)
	-	16,500	5.28	8/28/2013	(3)

R. Scott Montgomery	50,000	-	7.92	1/5/2015	(1)
	3,375	10,125	9.74	8/7/2012	(2)

(1)	Each of the stock options granted to the named executive officers was fully vested on the date of grant.
(2)	Each of the stock options granted to the named executive officers vests in one-quarter increments on each of August 7, 2009, August 7, 2010, August 7, 2011 and May 1, 2012.
(3)	Stock option granted to the named executive officer vests in one-quarter increments on each of August 28, 2010, August 28, 2011, August 28, 2012 and May 1, 2013.

The Company did not issue any equity awards in 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the common stock of the Company authorized for issuance under the Company’s equity compensation plans as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	754,000	$8.29	1,000,000	(1)

Equity compensation plans not approved by security holders	-	-	-

Total	754,000	$8.29	1,000,000

(1)	Includes 1,000,000 shares of common stock available for issuance under the Company’s 2009 Incentive Stock Plan.

Payments upon Termination or Change of Control

The Company has no agreements with Named Executives or other executives of the Company under which payments are to be made in the event of change of control of the Company.

Under the Employment Agreement between the Company and Robert L. Montgomery, Mr. Montgomery has the right, to reduce his level of service to the Company by approximately one-half with a corresponding decrease in position and base annual compensation and a 25% decrease in incentive compensation.  Mr. Montgomery also has the option to terminate his active service and continue in a consulting capacity.  The term of the consulting period will be 15 years and Mr. Montgomery will receive approximately 30% of his prior average annual compensation over the previous five years or last five years of his full-time employment as a consulting fee.  In the event of Mr. Montgomery’s death during the term of the agreement, payments equal to his total compensation under the agreement will be made to his heirs for a period of six months.  In addition, for a period of 20 years following termination of the agreement, the Company has the right to continue its use of Mr. Montgomery’s name and likeness in consideration of a $10,000 annual fee payable to Mr. Montgomery or his heirs.

Under the Employment Agreement between the Company and Carl W. Hastings, upon expiration of the term of employment on June 30, 2012, Dr. Hastings will be retained to provide consulting services to the Company through June 30, 2021.  During the consulting term, the Company will pay Dr. Hastings the sum of $12,000 per month, such amount to be adjusted periodically based upon changes in the National Consumer Price Index.  In the event of Dr. Hastings’ death during the term of the agreement, payments equal to his total compensation under the agreement will be made to his heirs for a period of six months.  In addition, for a period of 20 years following termination of the agreement, the Company has the right to continue its use of Dr. Hastings’ name and likeness in consideration of a $10,000 annual fee payable to Dr. Hastings or his heirs.

Under the Employment Agreement of R. Scott Montgomery in the event of his termination for reasons other than an event of default or permanent mental or physical disability, he will receive severance of $97,500, payable in equal installments over a 12-month period.  The agreement includes the obligations of Mr. Montgomery to maintain the confidentiality of the Company’s confidential information and hold certain inventions for the Company in his fiduciary capacity, and contains a covenant not to solicit the Company’s distributors for a period of two years after the date of termination of the agreement.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Stephen M. Merrick(2)	$-	$9,425	$36,200	$235,500	$281,125
Donald L. McCain	72,000	6,855	-	-	78,855
Denis St. John	63,000	6,855	-	-	69,855
Robert M. Henry	66,500	4,284	-	-	70,784
John B. Akin	55,500	4,284	-	-	59,784
Michael Smith	69,000	4,284	-	-	73,284
Patrick G. Doherty(3)	21,500	-	-	-	21,500

(1)
Represents the full grant date fair value of each equity-based award, computed in accordance with FASB ASC Topic 718. At December 31, 2009, the aggregate number of unexercised options held by each director was as follows:

Name	Options
Stephen M. Merrick	61,000
Donald L. McCain	58,000
Denis St. John	18,000
Robert M. Henry	15,000
John B. Akin	15,000
Michael Smith	5,000
Patrick G. Doherty	-

(2)
Mr. Merrick serves as Senior Vice President, General Counsel and Secretary to the Company and received compensation totaling $281,125, including $36,200 under the Company’s Incentive Compensation Plan.

(3)	Mr. Doherty resigned as a Director effective May 27, 2009.

Narrative Description of Director Compensation

Members of the Board of Directors who are not employees receive a monthly fee of $2,500 and $1,500 per attendance at meetings of the Board of Directors or any committees of the Board of Directors.  See footnote 2 to the Director Compensation Table for an explanation of Mr. Merrick’s compensation.

Certain Relationships and Related Transactions

The Chief Executive Officer, President and Chairman of the Board, Robert L. Montgomery, is the father of R. Scott Montgomery and Ryan A. Montgomery.  Ryan A. Montgomery is the Executive Vice-President, Worldwide Sales and as a result of serving in such capacity, the Company paid him cash compensation of $235,160 in 2009 and $266,300 in 2008.  Ronald McCain is the son of Donald L. McCain, a director, and Ronald McCain is the son-in-law of the Chief Executive Officer, President and Chairman of the Board, Robert L. Montgomery.  Ronald McCain is Vice President – Sales Development and as a result of serving in such capacity, the Company paid him cash compensation of $173,010 in 2009 and $191,175 in 2008.

Vice Chairman, Chief Scientific Officer and director, Dr. Carl W. Hastings, is the father of Steven G. Hastings and Brett M. Hastings.  Steven G. Hastings is Senior Vice President, North American Sales and as a result of serving in such capacity, the Company paid him cash compensation of $225,160 for 2009 and $256,300 for 2008.  Brett M. Hastings is Vice President-Legal and as a result of serving in such capacity, the Company paid him cash compensation of $189,910 for 2009 and $199,425 for 2008.

During 2009, the Company purchased an aggregate of 2,068,973 shares of its common stock from The Paul & Jane Meyer Family Foundation, which at the time was a holder of in excess of 5% of the outstanding shares of the Company, at an average price of $2.95 per share for the aggregate purchase price of $6,106,919. During 2008, the Company purchased an aggregate of 1,186,500 shares of its common stock from The Paul & Jane Meyer Family Foundation at an average price of $5.83 per share for the aggregate purchase price of $6,922,875.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the NASDAQ Stock Market.  Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Form 5’s were required, the Company believes that during calendar year 2009, all of the officers, directors and ten percent beneficial owners of the Company complied with all applicable Section 16(a) filing requirements, except that on seven occasions the Paul & Jane Meyer Family Foundation filed a nominally late Form 4 for seven transactions and on one occasion Mr. Merrick filed a nominally late Form 4 reflecting two transactions.

Code of Ethics

The Company has adopted a code of ethics that applies to senior executive and financial officers.  The Company’s Code of Ethics seeks to promote (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) full, fair, accurate, timely and understandable disclosure of information to the Commission, (3) compliance with applicable governmental laws, rules and regulations, (4) prompt internal reporting of violations of the Code of Ethics to predesignated persons, and (5) accountability for adherence to the Code of Ethics.  A copy of the Company’s Code of Ethics has been posted to and can be viewed on the Company’s Internet website at http://www.reliv.com under the section entitled “Investor Relations.”

PROPOSAL TWO - SELECTION OF AUDITORS

Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors has selected and approved Ernst & Young LLP as the independent registered public accounting firm to audit the Company’s financial statements for 2010, subject to ratification by the stockholders.  It is expected that a representative of the firm of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Fees Billed By Independent Registered Public Accounting Firm

The following table sets forth the amount of fees billed by Ernst & Young LLP for services rendered for the years ended December 31, 2009 and 2008:

	2009	2008

Audit Fees (1)	$484,300	$514,300
Audit-Related Fees (2)	36,800	35,000
Tax Fees (3)	172,200	150,000

Total Fees	$693,300	$699,300

(1)
Includes the annual consolidated financial statement audit, limited quarterly reviews, reviews of registration statements and comfort letters, statutory audits required internationally and the audit of internal controls.

(2)	Represents fees paid for the annual audit of the Company’s 401(k) Plan and Employee Stock Ownership Plan.
(3)	Primarily represents the preparation of tax returns and other tax compliance and consulting services.

All audit, tax, and other services to be performed by Ernst & Young LLP for the Company must be pre-approved by the Audit Committee. The Audit Committee reviews the description of the services and an estimate of the anticipated costs of performing those services. Services not previously approved cannot commence until such approval has been granted. Pre-approval is granted usually at regularly scheduled meetings. If unanticipated items arise between meetings of the Audit Committee, the Audit Committee has delegated approval authority to the chairman of the Audit Committee, in which case the chairman communicates such pre-approvals to the full committee at its next meeting.  During 2009, all services performed by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with this policy.

The Audit Committee reviews all relationships with Ernst & Young LLP, including the provision of non-audit services, which may relate to the independent registered public accounting firm’s independence. The Audit Committee considered the effect of Ernst & Young LLP’s non-audit services in assessing the independence of the independent registered public accounting firm and concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS VOTE “FOR” SUCH RATIFICATION.

Stockholder Proposals for 2011 Proxy Statement

Proposals by stockholders for inclusion in the Company’s Proxy Statement and form of Proxy relating to the 2011 Annual Meeting of Stockholders, which is scheduled to be held on May 25, 2011, should be addressed to the Secretary, Reliv’ International, Inc., P.O. Box 405, Chesterfield, Missouri 63006, and must be received at such address no later than December 31, 2010.  Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and Proxy in accordance with applicable law.  It is suggested that such proposal be forwarded by certified mail, return receipt requested.

Proxy Statement and Annual Report Delivery

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares.  If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of the Company’s annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares.

You may request to receive at any time a separate copy of our annual report or proxy statement, or notify the Company that you do or do not wish to participate in householding by sending a written request to the Corporate Secretary at P.O. Box 405, Chesterfield, Missouri 63006 or by telephoning (636) 537-9715.

Stockholder Communications with the Board of Directors

Stockholders of the Company may communicate with the Board of Directors in writing addressed to:

Board of Directors
c/o Corporate Secretary
Reliv’ International, Inc.
P.O. Box 405
Chesterfield, Missouri 63006

The Secretary will review each communication from a stockholder.  The Secretary will forward to the members of the Board of Directors each communication that (1) concerns the Company’s business or governance, (2) is not offensive and is legible in form and reasonably understandable in content, and (3) does not relate to a personal grievance against the Company or a Board member or further a personal interest not shared by the other stockholders generally.

The Company strongly encourages each of its directors to attend each Annual Meeting of the Company’s stockholders where attendance does not unreasonably conflict with the director’s other business and personal commitments.  All of the members of the Board of Directors attended the 2009 Annual Meeting of Stockholders.

BY ORDER OF THE
BOARD OF DIRECTORS
Dated: April 9, 2010

/s/ Stephen M. Merrick
Stephen M. Merrick, Secretary